                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number:  0-19873


                               Bell Sports Corp.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

              6350 San Ignacio Avenue, San Jose, California 95119
                                (408) 574-3400
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
                        Preferred Stock Purchase Rights
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

              4 1/4% Convertible Subordinated Debentures due 2000
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [x]      Rule 12h-3(b)(1)(i)   [x]
     Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
     Rule 15d-6            [ ]

     Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bell Sports Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 17, 1998                  By: /s/ Terry Lee
                                            ------------------------
                                            Terry G. Lee
                                            Chairman